UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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LCA-VISION INC.
(Name of Registrant as Specified in Its Charter)

STEPHEN N. JOFFE CRAIG P.R. JOFFE ALAN H. BUCKEY THE LCA-VISION FULL VALUE COMMITTEE
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The LCA-Vision Full Value Committee (the “Committee”) intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of LCA-Vision Inc., a Delaware corporation (the “Company”), in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

Item 1: On December 19, 2008, the following news story ran in the Business Courier of Cincinnati:

Friday, December 19, 2008

Ex-auditor: LCA tried to sway decisions on care

by Dan Monk Senior Staff Reporter

The former director of internal audit for LCA-Vision Inc. claims the company tried to influence treatment decisions made by LCA surgeons and retaliated against him for raising concerns about the practice.

Ronald Matter, who resigned from the company in September, said he phoned in a complaint last month about the issue on the company’s corporate governance hotline.

Company reviewing claim

LCA officials declined to make its executives available to speak regarding Matter’s allegations, but LCA did release a statement: “The company is in the process of conducting a review of these items. LCA-Vision will make no public comment until the review is complete. Regarding the specific questions about Mr. Matter, it is company policy not to comment on personnel matters.”

Matter contacted the Business Courier in response to recent stories about former LCA-Vision CEO Dr. Stephen Joffe, whose investment group acquired an 11 percent stake in the laser vision surgery company in October and began pushing for a management shake-up in early December.

Steady profit growth made LCA one of the nation’s best-performing stocks in a four-year period ending in May 2006, when shares peaked at more than $58. They have fallen steadily since then, as profits eroded and LCA-Vision lost market share in a weak economy. In a Dec. 10 letter to Joffe, Board Chairman Anthony Woods called Joffe’s overtures a “distraction” and added that the board remains confident in the company’s current management team.

In a Dec. 16 memo to the Business Courier Matter wrote, “I was concerned that (LCA-Vision CEO) Steve Straus was violating state medical laws by trying to dictate the surgeons’ parameters for their treatments.”

He claims that the company monitored the percentage of patients whom surgeons qualified as “candidates” for Lasik surgery. Those deemed to be “non-candidates” were less likely to generate revenue for the company, he said.

“Numerous surgeons with high non-candidacy rates were terminated for ‘not being team players,’” he wrote.

Matter said he shared concerns about physician interference with LCA Director John Hassan, chairman of the board’s audit committee. Hassan did not return a call for comment.

Two weeks later, in late February, Matter claims Straus reduced a bonus he had promised four months earlier. Matter said his reduced bonus forced him to take a second job. He said he was asked to leave the company in September for violating a policy against moonlighting.

Further concern

To support his claim, Matter gave the Courier an April 2008 e-mail in which an operations executive with the company describes a plan to send a “more experienced surgeon” to visit one LCA doctor in Las Vegas, with the goal of making sure that physician “expands what he treats.”

One member of Joffe’s investment group said Matter’s complaint is similar to those he has heard from LCA-Vision doctors. Craig Joffe, Stephen’s son and a former LCA executive, called Matter’s allegation “extremely disturbing” and an indication that management changes are needed at LCA-Vision.

“Only a board-certified ophthalmologist is qualified to make a decision about whether a patient is a safe candidate for Lasik surgery,” Craig Joffe said. “This is not a role for the company to be playing.”

CERTAIN INFORMATION CONCERNING PARTICIPANTS

The LCA-Vision Full Value Committee intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of the Company in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

THE LCA-VISION FULL VALUE COMMITTEE ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT SOLICITATION STATEMENT AND ANY OTHER SOLICITATION MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH SOLICITATION MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS SOLICITATION WILL PROVIDE COPIES OF THE CONSENT SOLICITATION STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ SOLICITOR.

The participants in the consent solicitation are Dr. Stephen N. Joffe, Craig P.R. Joffe and Alan H. Buckey.

As of the date of this filing, Dr. Joffe directly beneficially owns 1,171,952 shares of Common Stock of the Company, Craig P.R. Joffe directly beneficially owns 865,468 shares of Common Stock of the Company, and Alan H. Buckey directly beneficially owns 77,900 shares of Common Stock of the Company.

For the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.